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99.1     Press Release dated December 1, 1999

                                  EXHIBIT 99.1


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FOR FURTHER INFORMATION:

AT THE COMPANY:                   AT THE FINANCIAL RELATIONS BOARD:
Bruce Karsk                       Jenifer Estabrook     Janine Warell        Bess Gallanis
Vice President of Finance         General Inquiries     Analyst Inquiries    Media Inquiries
402-428-2131                      312-640-6787          312-640-6775         312-640-6737

FOR IMMEDIATE RELEASE
WEDNESDAY, DECEMBER 1, 1999

                  LINDSAY MANUFACTURING CHAIRMAN, PRESIDENT AND
                      CEO GARY PARKER ANNOUNCES RETIREMENT,
                   DIRECTOR JOHN CROGHAN TO SERVE AS CHAIRMAN;
             PARKER TO CONTINUE AS PRESIDENT AND CEO PENDING SEARCH

LINDSAY, NEB., DECEMBER 1, 1999--LINDSAY MANUFACTURING CO. (NYSE: LNN) a leading manufacturer of center pivot and lateral move irrigation systems, announced today its Chairman, President and CEO, Gary D. Parker will be retiring from the company by the conclusion of the fiscal year.

Mr. Parker will serve as chairman of the board and a director until his term expires at the company's annual meeting on January 25, 2000. Following the annual meeting, he will continue serving as president and CEO, and will retire from those positions at the earlier of the end of Lindsay's current fiscal year (ending August 31, 2000) or upon the naming of a successor. He will also serve as a consultant to the company for two years following his retirement.

At the annual meeting in January, Mr. John W. Croghan, a director of the company since, 1989, will assume the role of chairman. As chairman, he will manage the board process while Mr. Parker, pending his retirement, will continue to manage the company. Mr. Parker will report to Mr. Croghan and the board, which will oversee the search for a successor to Mr. Parker.

"On behalf of the shareholders, the board and the employees, I wish to thank Gary for his years of fine service to Lindsay. The company has grown dramatically and Gary has made many contributions in product innovation, factory automation and expanded distribution. Since going public in 1988, under Gary's leadership as president and CEO, Lindsay's stock has appreciated approximately tenfold. We are grateful that Gary has agreed to serve as a consultant to the company following his retirement and we wish him well in all of his future endeavors," stated Mr. Croghan.












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Mr. Parker commented, "It has been rewarding to be associated with the growth and success of Lindsay during the last 28 years. Today Lindsay is a global leader with systems operating in over 85 countries. I have truly enjoyed my association with employees, dealers and fellow shareholders, but have decided at this point in my life I want to spend more time with my family and travel for pleasure."

Lindsay is a leading manufacturer and marketer of center pivot and lateral move irrigation equipment. The company also produces large diameter steel tubing and provides outsource manufacturing and production services for others. At August 31, 1999, Lindsay had 12.4 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.


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